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                                                                    EXHIBIT 10.1



                             SATISFACTION AGREEMENT

         On October 15, 2000, MICHAEL F. BIGHAM ("Bigham") and Coulter Pharmaceutical, Inc. ("Coulter") entered into an employment agreement, a copy of which is attached hereto as Exhibit A (the "October 15th Agreement"). Pursuant to the October 15th Agreement, Bigham's employment with CORIXA CORPORATION (the "Company"), as the successor to Coulter, terminated as of February 28, 2001. Corixa was obligated to provide Bigham with compensation and benefits, as specified in Articles 3 and 4 of the October 15th Agreement, including certain payments triggered by Bigham's termination from employment. This Satisfaction Agreement confirms that subject to the following exceptions, Corixa owes Bigham no further obligations pursuant to the October 15th Agreement:

         1. Certain obligations that continue beyond February 28, 2001, as specified in Articles 3, 4 and 6 of the October 15th Agreement (i.e., providing registered shares upon FDA approval of Bexxar -- Article 3.2 -- and two years of full benefits -- Article 4); and

         2. In the event it is determined that any payment made to Bigham pursuant to the October 15th Agreement or otherwise by Corixa, any person who acquires ownership or effective control of Corixa, or ownership of a substantial portion of the assets of Corixa (within the meaning of section 280G of the Internal Revenue Code (the "Code") and the regulations thereunder) or any affiliate of such person (the "Total Payments") would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as , the "Excise Tax"), then Bigham shall be entitled to receive an additional payment (a "Tax Restoration Payment") in an amount such that, after payment by Bigham of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Tax Restoration Payment, the Executive retains an amount of the Tax Restoration Payment equal to the Excise Tax imposed upon the Total Payments.

IT IS SO AGREED.

                                       CORIXA CORPORATION


                                       By:
                                          -------------------------------------

                                       Date:
                                            -----------------------------------

                                       ----------------------------------------
                                       MICHAEL F. BIGHAM


                                       Date:
                                             ----------------------------------
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                                    EXHIBIT A

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into as of the 15th day of October, 2000 (the "Effective Date"), by and between MICHAEL F. BIGHAM ("Employee") and COULTER PHARMACEUTICAL, INC. (the "Company").

         WHEREAS, the Company desires to continue to employ Employee to provide personal services to the Company following its merger with Corixa Corporation and wishes to provide Employee with certain compensation and benefits in return for Employee's continued services; and

         WHEREAS, Employee wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

                                    ARTICLE 1

         For purposes of this Agreement, the following terms are defined as follows:

         1.1 "BOARD" means the Board of Directors of the Company.

         1.2 "COMPANY" means Coulter Pharmaceutical, Inc., a Delaware corporation, or, as of the effective date of the Merger, the successor entity.

         1.3 "CONSULTING AGREEMENT" means the Consulting Agreement entered into by and between the Company and Employee, substantially in the form attached hereto as Exhibit A. Service under the Consulting Agreement shall commence as of the later of (i) the termination of Employee's employment with the Company or
(ii) the termination of Employee's service as member of the Board of Directors of Corixa Corporation; provided, however, that the Consulting Agreement shall have no force or effect in the event that the Merger does not become effective.

         1.4 "MERGER" means the merger of Coulter Pharmaceutical, Inc. with Corixa Corporation, which merger is expected to occur on or about January 1, 2001.

                                    ARTICLE 2

                            EMPLOYMENT BY THE COMPANY

         2.1 POSITION AND DUTIES. As of the effective date of the Merger, Employee shall cease to serve as President and Chief Executive Officer of the Company but shall continue employment with the Company as an executive officer, reporting to the Chief Executive Officer, and shall also serve as a member of the Board in the position of its Vice Chairman. Employee's employment with the Company shall be on a three-quarters (3/4)


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time (approximately thirty (30) hours per week) basis. During the term of this
Agreement, Employee shall devote his best efforts and the majority of his business time and attention, to the extent required under the terms of this Agreement (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies or as otherwise set forth in this Agreement), to the business of the Company.

         2.2 TERM. The term of this Agreement shall commence on the effective date of the Merger and shall continue until the date on which occurs the earlier of (i) the termination of Employee's employment with the Company, or (ii) February 28, 2001. Should the Merger not become effective, this Agreement shall cease to have any force or effect.

         2.3 NATURE OF EMPLOYMENT. Employee and the Company shall have the right to terminate Employee's employment at any time on written notice of at least thirty (30) days. As of the date Employee's employment with the Company is terminated, Employee will be eligible to receive severance benefits and other compensation to the extent provided in this Agreement.

         2.4 EMPLOYMENT POLICIES. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

                                    ARTICLE 3

                            COMPENSATION AND BENEFITS

         3.1 BASE SALARY. Employee shall receive for continued employment with the Company, during the term of this Agreement, an annual base salary of $345,000 (which amount is seventy five percent (75%) of Employee's annual base salary prior to the effective date of the Merger). Employee's salary shall be payable on the regular payroll dates of the Company, which payroll dates shall occur at least twice monthly, subject to applicable tax withholding.

         3.2 FDA APPROVAL BONUS. If the Food and Drug Administration approves the Biologics License Application for Bexxar, then, pursuant to the Minutes of the Meetings of the Compensation Committee of the Board dated October 10, 1997 and July 17, 2000, a stock bonus of twenty thousand (20,000) registered shares of the Company's common stock shall be distributed to Employee within five (5) business days of such approval. Such stock bonus shall not be conditioned on Employee's continued employment or service with the Company.

         3.3 COMPANY BENEFITS. Employee shall be entitled to all rights and benefits for which Employee is eligible under the terms and conditions of the Company benefits and compensation practices that may be in effect from time to time and are provided by the

Company to its executive employees. In addition, during the term of Employee's employment, Employee shall continue to accrue vacation benefits at the rate of five (5) weeks per year.

                                    ARTICLE 4

                            TERMINATION OF EMPLOYMENT

         Promptly following the termination of Employee's employment on or after the effective date of the Merger for any reason, including, without limitation, the expiration of the term of this Agreement on February 28, 2001, Employee shall receive a lump sum severance payment in an amount equal to two (2) times the sum of (a) Employee's base salary (at the rate in effect prior to the effective date of the Merger) plus (b) a bonus equal to thirty percent (30%) of such base salary. Employee shall also receive full benefits for two (2) years, whether or not Employee is able to secure other employment. All option vesting and all repurchase right expirations will be accelerated in full and the remaining balances on any home loan from the Company to Employee will be forgiven. Any and all such severance payments and benefits will be afforded full gross-up for any excise tax. Employee shall be paid for all accrued but unpaid vacation, and such payment shall be based on Employee's base salary as in effect on the day prior to the effective date of the Merger, in the case of vacation accrued prior to such date, and on Employee's base salary as in effect on and after the effective date of the Merger, in the case of vacation accrued on and after such date.

                                    ARTICLE 5

                               OUTSIDE ACTIVITIES

         During the term of Employee's employment by the Company, Employee may serve on the Boards of Directors of other organizations or as an advisor to them, provided that such engagements do not conflict with Employee's responsibilities at the Company.

                                    ARTICLE 6

                              CONSULTING AGREEMENT

         Service under the Consulting Agreement shall commence as of the later of (i) the termination of Employee's employment with the Company or (ii) the termination of Employee's service as a member of the Board; provided, however, that in either case, the effective date of the Merger has occurred. The termination of Employee's employment with the Company shall not in any way affect the Company's obligations under the Consulting Agreement.

                                    ARTICLE 7

                               GENERAL PROVISIONS

         7.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at Employee's address as listed on the Company payroll.

         7.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

         7.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         7.4 COMPLETE AGREEMENT. As of the effective date of the Merger, this Agreement shall supersede the letter dated March 15, 1996 from the Company to Employee (which letter set forth the terms of Employee's employment by the Company) and all other agreements relating to compensation and benefits between the Company and Employee, constitutes the entire agreement between Employee and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter; and the Company shall have no obligations to Employee regarding compensation and benefits except as expressly set forth herein. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and it cannot be modified or amended except in a writing signed by Employee and by an officer of the Company.

         7.5 MODIFICATION. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein and cannot be modified or amended except in a writing signed by an officer of the Company.

         7.6 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

         7.7 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         7.8 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of Employee's duties hereunder and Employee may not assign any of Employee's rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

         7.9 ARBITRATION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Francisco County, California through Judicial Arbitration & Mediation Services/Endispute ("JAMS") under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys' fees, but the Company shall be responsible for the payment of all fees and costs associated with any arbitration proceeding. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys' fees provision herein.

         7.10 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                       COULTER PHARMACEUTICAL, INC.

                                       By:
                                          -----------------------------------
                                       Date:
                                            ---------------------------------



Accepted and agreed this
___ day of __________, 2000



----------------------------
MICHAEL F. BIGHAM